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                                                                   EXHIBIT 23.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NRG Energy, Inc.

We consent to the incorporation by reference in this registration statement for $1,350,000,000 8% Second Priority Senior Secured Notes due in 2013 on Form S-4/A (File No. 333-120205) of NRG Energy, Inc. of our report dated May 27, 2005, with respect to the balance sheet of Louisiana Generating LLC as of December 31, 2004 and the related statements of operations, member's equity and cash flows for the year then ended, and the related financial statement schedule, which report appears on Form 8-K of NRG Energy, Inc. We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 14, 2005